EXHIBIT 4.2
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                           SOUTHERN BANCSHARES, LTD.
                             1997 STOCK OPTION PLAN












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                                Table of Contents
                                -----------------
                                                                       Page

SECTION 1.
         General Purpose of Plan:  Definitions.....................      1

SECTION 2.
         Administration............................................      1

SECTION 3.
         Stock Subject to Plan.....................................      2

SECTION 4.
         Eligibility...............................................      2

SECTION 5.
         Incentive Stock Options...................................      2

SECTION 6.
         Amendments and Termination................................      4

SECTION 7.
         Unfunded Status of Plan...................................      4

SECTION 8.
         General Provisions........................................      4



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                            SOUTHERN BANCSHARES, LTD.
                             1997 STOCK OPTION PLAN


         SECTION 1.        General Purpose of Plan:  Definitions
                           -------------------------------------

         The name of this plan is the Southern Bancshares, Ltd. 1997 Stock Option Plan (the "Plan"). The purpose of the Plan is to enable Southern Bancshares, Ltd. (the "Company") and its Subsidiaries to retain and attract directors, executives, and other key employees who contribute to the Company's success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company.

         For purposes of the Plan, the following terms shall be defined as set forth below:

         (a)      "Board" means the Board of Directors of the Company.

         (b) "Committee" means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

         (c) "Company" means Southern Bancshares, Ltd., a corporation organized under the laws of the State of Illinois (or any successor corporation).

         (d) "Fair Market Value" means the value of the Stock on a given date as determined by the Committee.

         (e) "Incentive Stock Option" means any Stock Option issued in accordance with the terms of the Plan.

         (f) "Incentive Stock Option Agreement" means the agreement substantially in the form attached hereto as Exhibit A, wherein an Incentive Stock Option is awarded to any director, executive or other key employee of the Company or any Subsidiary.

         (g) "Stock" means the Common Stock, $2.00 par value per share, of the Company.

         (h) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         SECTION 2.        Administration.
                           ---------------

         The Plan shall be administered by a Committee of not less than three Directors, who shall be appointed by the Board of Directors of the Company and who shall serve at the pleasure of the Board. The initial Committee shall consist of Duane Bauman, Gilbert Coleman and Archie Stroup.

         The Committee shall have the power and authority to grant Incentive Stock Options to eligible directors and employees, pursuant to the terms of the Plan.

         In particular, the Committee (subject to the approval of the Board) shall have the authority:

                  (i) to select the directors, officers and other key employees of the Company and its Subsidiaries to whom Incentive Stock Options may from time to time be granted hereunder;

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                  (ii)     to determine whether and to what extent Incentive
                           Stock Options are to be granted hereunder;

                  (iii) to determine the number of shares to be covered by each such award granted hereunder;

                  (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, any restriction on any Incentive Stock Option and/or the shares of Stock relating thereto); and

                  (v) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant.

         The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

         All decisions made by the Committee pursuant to the provisions of the Plan shall be subject to the approval of the Board.

         SECTION 3.        Stock Subject to Plan.
                           ----------------------

         The total number of shares of Stock reserved and available for distribution under the Plan shall be 60,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares. If any shares that have been optioned cease to be subject to options, such shares shall again be available for distribution in connection with future awards under the Plan.

         In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, other change in corporate structure affecting the Stock, or spin-off or other distribution of assets to shareholders, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding options granted under the Plan, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

         SECTION 4.        Eligibility.
                           ------------

         Directors, officers and other key employees of the Company and Subsidiaries are eligible to be granted Incentive Stock Options under the Plan. The optionees and participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award; provided that the intent of the Plan is to award the efforts of the participants in creating shareholder value.

         SECTION 5.        Incentive Stock Options.
                           ------------------------

         An Incentive Stock Option shall be granted under the Plan by execution of an Incentive Stock Option Agreement substantially in the form attached hereto as Exhibit A. It is understood and agreed that in consideration of the opportunity to participate in this Plan that each optionee (through the Incentive Stock Option Agreement) will enter into a covenant not to (i) compete with, (ii) misappropriate the confidential information of, or (iii) solicit customers or employees of, the Company and its Subsidiaries. If an optionee fails to comply with the foregoing obligations, all benefits received by the optionee under the Plan shall be deemed to be forfeited and all proceeds received shall be reimbursed to the Company.

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         No Incentive Stock Options shall be granted under the Plan after
November 1, 2002.

         Incentive Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

         (a) Option Price. The option price per share of Stock purchasable under an Incentive Stock Option shall be determined by the Committee at the time of grant and shall be equal to the Fair Market Value of the Stock on that date.

         (b) Option Term. The term of each Incentive Stock Option shall be ten (10) years.

         (c) Vesting and Exercisability. Each Incentive Stock Option granted under the Plan shall vest and be eligible for exercise in eight annual installments beginning one year after the date the Incentive Stock Option is granted. For example, a recipient awarded the option to purchase 80 shares of Stock on January 30, 1998, would be able to exercise his or her option by purchasing 10 shares of Stock on or after January 30, 1999, an additional 10 shares of Stock on or after January 30, 2000, an additional 10 shares of Stock on or after January 30, 2001, and so on. As set forth in subsection (b) above, the option awarded in this example would expire as to any shares of Stock no purchased before January 30, 2007. The Committee may alter or waive such installment vesting and exercise provisions at any time. Notwithstanding the foregoing, any Incentive Stock Option granted under this Plan shall be exercisable in full, without regard to any installment vesting and exercise provisions, within sixty (60) days, prior to the occurrence of any of the following events: (i) dissolution or liquidation of the Company other than in conjunction with a bankruptcy of the Company or any similar occurrence, (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be the surviving entity, (ii) the transfer of substantially all of the assets of the Company or the acquisition of beneficial ownership of more than 50% of any class of equity security of the Company.

         (d) Method of Exercise. Vested Incentive Stock Options may be exercised in whole or in part at any time during the option period upon delivery by the optionee of written notice of exercise to the Company specifiying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price. No shares of Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends and other rights of a shareholder with respect to shares subject to the option when the optionee has given written notice of exercise and has paid in full for such shares. Alternatively, an optionee may request in writing the Company to redeem part or all of his vested Incentive Stock Options by paying cash to the optionee in an amount equal to the difference between the option price and the Fair Market Value of the Stock purchasable under the Incentive Stock Option at the time of the written request.

         (e) Non-Transferability of Options. No Incentive Stock Option shall be transferable by the optionee, and all Incentive Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

         (f) Termination by Death. If an optionee's employment by the Company and any Subsidiary terminates by reason of death, then these Incentive Stock Options that would vest within the next year shall immediately vest but all other unvested Incentive Stock Options shall expire. Any vested Incentive Stock Option shall be exercisable for a period of one year after the date of death.


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         (g)      Other Termination. If an optionee's employment by the Company, any Subsidiary or parent corporation terminates for any reason other than the death of the optionee, all unvested Incentive Stock Options shall expire, and all vested Incentive Stock Options shall be exercisable for a period of three months after the date of termination.

         (h) Redemption at Request of Committee. Notwithstanding anything to the contrary contained herein, the Committee may, at any time, redeem any vested Incentive Stock Options issued under this Plan by payment to the holder thereof of the difference between the option price and the Fair Market Value of the Company's Stock at the time of redemption. Similarly, the Company, at any time, may redeem any Stock purchased by an optionee under this Plan by payment to the optionee of the Fair Market Value of the Stock.

         SECTION 6.        Amendments and Termination.
                           ---------------------------

         The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made (i) which would impair the rights of an optionee or participant under an Incentive Stock Option theretofore granted, without the participant's consent.

         The Committee may amend the terms of any award or Incentive Stock Option theretofore granted, prospectively or retroactively, but, except as set forth in Section 3 above, no such amendment shall impair the rights of any holder without his consent. The Committee may also substitute new Incentive Stock Options for previously granted stock options, including previously granted stock options having higher exercise prices.

         SECTION 7.        Unfunded Status of Plan
                           -----------------------

         The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or an optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock, or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

         SECTION 8.        General Provisions.
                           -------------------

         (a) The Committee will require each person purchasing shares pursuant to an Incentive Stock Option under the Plan to represent to and agree with the Company in writing, as set forth in the Incentive Stock Option Agreement, that the optionee is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

         (b) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time.

         (c) Each participant shall, no longer that the date as of which any part of the value of an award first becomes includable a compensation in the gross income of the participant for

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                  federal income tax purposes, pay to the Company, or make
                  arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.








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